                                                Filed pursuant to rule 424(b)(3)
                                                Registration No. 333-24557





PROSPECTUS SUPPLEMENT DATED MAY 7, 1998


(To Prospectus dated June 24, 1997, and the
Prospectus Supplements dated August 4, 1997,
August 20, 1997, October 1, 1997, November 26, 1997,
December 17, 1997, January 29, 1998 and March 5, 1998)



                                 ADAPTEC, INC.


                               U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof



                          ----------------------------


     This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

                            SELLING SECURITYHOLDERS


     The table captioned "Selling Securityholders" commencing on page 52 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                 Number of shares of
                                                                Principal Amount of Notes     Common Stock Beneficially
                                                                  Beneficially Owned              Owned and Offered
                 Selling Securityholder                           and Offered Hereby                Hereby(1)(2)
-----------------------------------------------------------     -------------------------     -------------------------
Pacific Innovation Trust Capital Income Fund .................            20,000                            387
Franklin Investors Securities Trust -
  Convertible Securities Fund ................................         2,000,000                         38,715
NationsBanc Montgomery Securities LLC ........................         5,000,000                         96,787
Smith Barney, Inc. ...........................................           580,000                         11,227
Donaldson, Lufkin & Jenrette .................................           150,000                          2,904
Raymond James & Associates ...................................         1,000,000                         19,357


(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.